UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 20, 2007
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 20, 2007, the Company entered into an amendment to the Right of First Refusal Agreement dated as of August 29, 2006 by and among Lions Gate Entertainment Corp. (the “Company”), Sobini Films, a California corporation, and Mark Amin, a director of the Company (the “Amendment”). Under the terms of the Amendment, until December 31, 2008, Sobini Films will to pay the Company a five (5%) percent fee on all of Sobini Films’ international sales of motion pictures for annual sales of up to Ten Million ($10,000,000) Dollars, a mutually negotiated fee of less then five (5%) percent if annual international sales of motion pictures exceed Ten Million ($10,000,000) Dollars for less than or equal to five (5) motion pictures, and a mutually negotiated fee of greater than five (5%) percent if annual international sales of motion pictures exceed Ten Million ($10,000,000) Dollars for greater than five (5) motion pictures. The Company will be responsible for all servicing/delivery and contract execution/collection issues, while Sobini Films will be responsible for all sales and negotiation of deal terms for all Sobini Films’ motion pictures, and will assist the Company in any collection problems. Additionally, the Agreement will terminate on December 31, 2008, subject to extension in the Company’s sole discretion.
The foregoing is intended to be a summary only of the Amendment and is modified in its entirety by the terms of the Amendment, a copy of which is attached hereto and incorporated herein as an exhibit to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.47	Amendment No. 1 to Right of First Refusal Agreement dated as of August 29, 2006 by and among Lions Gate Entertainment Corp., Sobini Films and Mark Amin dated December 20, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007	LIONS GATE ENTERTAINMENT CORP.
/s/ James Keegan
James Keegan
Chief Financial Officer